UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2005

EAST KANSAS AGRI-ENERGY, L.L.C.

(Exact name of small business issuer as specified in its charter)

Kansas	333-96703	48-1251578
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 225 210 1/2 East 4th Ave. Garnett Kansas 66032
(Address of principal executive offices)

(785) 448-2888
(Issuer’s telephone number)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This filing amends and supersedes in its entirety our report on Form 8-K filed on August 1, 2005.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of a Chief Financial Officer

On August 1, 2005, the Board of Directors of East Kansas Agri-Energy, L.L.C. (the “Company”) appointed Thomas Leitnaker, age 52, to the position of Chief Financial Officer (CFO) and terminated the position of treasurer, formerly held by Jill Zimmerman.  The duties and responsibilities of the treasurer’s office have been reassigned to the CFO.

Prior to his appointment as the Company’s CFO, Mr. Leitnaker was a division controller for a truck manufacturing company for 15 years.

Departure of Directors

Pursuant to the Unit Purchase and Redemption Agreement (the “Agreement”) dated September 27, 2004 between the Company and Fagen, Inc. (“Fagen”) and ICM, Inc. (“ICM”), Fagen and ICM appointed Brian Thome, Jerry Jones, and Dave Vander Griend to the Company’s Board of Directors.  Pursuant to the Agreement, the number of directors so appointed by Fagen and ICM was to be progressively decreased on a one director per $2,000,000 basis as we redeem the units.  A copy of the Agreement was filed as Exhibit 10.12 to the Company’s quarterly report on Form 10-QSB for quarter ended September 30, 2004.

On August 1, 2005, the Company redeemed 3,125 units from each Fagen and ICM at a total redemption price of $6,875,000.  Therefore, pursuant to the Agreement, the terms of directors Brian Thome, Jerry Jones, and Dave Vander Griend expired, and they are no longer serving on the Company’s Board of Directors.

Item 8.01  Other Events.

The Company closed its registered offing on July 20, 2005 and on August 1, 2005, the Company broke escrow in accordance with the procedures outlined in the Escrow Agreement between the Company and Mission Bank dated April 15, 2005, and the Company’s registration statement on Form SB-2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAST KANSAS AGRI-ENERGY, L.L.C.

Date:	August 11, 2005	/s/ Thomas Leitnaker
Thomas Leitnaker (Chief Financial Officer)